Exhibit 99.1

Cross Country Healthcare Announces Fourth Quarter and Full Year 2022 Financial Results

BOCA RATON, Fla.--(BUSINESS WIRE)--February 22, 2023--Cross Country Healthcare, Inc. (the "Company") (Nasdaq: CCRN) today announced financial results for its fourth quarter and full year ended December 31, 2022.

SELECTED FINANCIAL INFORMATION:

Dollars are in thousands, except per share amounts	Q4 2022	Variance Q4 2022 vs Q4 2021		Variance Q4 2022 vs Q3 2022		Full Year 2022	Variance 2022 vs 2021
Revenue	$628,218	(2)%		(1)%		$2,806,609	67%
Gross profit margin*	22.1%	(90)	bps	(50)	bps	22.4%	—	bps
Net income attributable to common stockholders	$38,791	(50)%		11%		$188,461	43%
Diluted EPS	$1.05	$(1.02)		$0.12		$5.02	$1.49
Adjusted EBITDA*	$57,026	(30)%		(11)%		$301,716	86%
Adjusted EBITDA margin*	9.1%	(350)	bps	(90)	bps	10.8%	110	bps
Adjusted EPS*	$1.09	$(0.31)		$0.02		$5.27	$2.21
Cash flows from operations	$4,320	106%		(97)%		$134,050	257%
* Refer to accompanying tables and discussion of non-GAAP (Generally Accepted Accounting Principles) financial measures below.

Business Highlights

  Double-digit year-over-year annual revenue growth across all segments
  Launched our proprietary vendor management system IntellifyTM
  Strengthened our position in the talent management landscape through the December HireUp acquisition
  Expanded our locum tenens portfolio through the Mint and Lotus acquisitions
  Repurchased 1.4 million shares of common stock for $35.3 million in 2022
  $100 million total optional prepayments on the term loan reducing the balance 58% year over year
  Hosted our first Investor Day in the third quarter of 2022
  Added two independent directors with deep technology and healthcare expertise to the Board

“We are extremely proud of all we accomplished in 2022, from achieving our highest annual revenue and profitability in Company history to transforming Cross Country into a digitally innovative enterprise with comprehensive workforce solutions and an unwavering commitment to clinical excellence,” said John A. Martins, President and Chief Executive Officer of Cross Country Healthcare. He continued, “Thanks to the investments in our people and technology, as well as strategic acquisitions, we are fundamentally a different organization today and I believe we are well-positioned for continued success.”

Fourth quarter consolidated revenue was $628.2 million, a slight decrease from the prior year and prior quarter. Consolidated gross profit margin was 22.1%, down 90 basis points year-over-year and 50 basis points sequentially. Net income attributable to common stockholders was $38.8 million compared to $77.6 million in the prior year and $34.8 million in the prior quarter. Diluted earnings per share (EPS) was $1.05 compared to $2.07 in the prior year and $0.93 in the prior quarter. Adjusted earnings before interest, taxes, depreciation, and amortization (EBITDA) was $57.0 million or 9.1% of revenue, as compared with $80.9 million or 12.6% of revenue in the prior year, and $63.8 million or 10.0% of revenue in the prior quarter. Adjusted EPS was $1.09 compared to $1.40 in the prior year and $1.07 in the prior quarter.

For the year ended December 31, 2022, consolidated revenue was $2.8 billion, an increase of 67% year-over-year. Consolidated gross profit margin was 22.4%, consistent with the prior year. Net income attributable to common stockholders was $188.5 million, or 5.02 per diluted share, compared to $132.0 million, or $3.53 per diluted share, in the prior year. Adjusted EBITDA was $301.7 million or 10.8% of revenue, as compared with $162.1 million or 9.7% of revenue in the prior year. Adjusted EPS was $5.27 compared to $3.06 in the prior year.

Quarterly Business Segment Highlights

Nurse and Allied Staffing

Revenue was $591.1 million, a decrease of 5% year-over-year and 3% sequentially. Contribution income was $69.9 million, a decrease from $92.4 million in the prior year and $77.8 million in the prior quarter. Average field contract personnel on a full-time equivalent (FTE) basis were 12,447 as compared with 11,520 in the prior year and 12,524 in the prior quarter. Revenue per FTE per day was $510 compared to $582 in the prior year and $526 in the prior quarter. The increase in average number of FTEs as compared to the prior year was primarily due to headcount growth in nurse and allied. As expected, average bill rates were down sequentially in the low single digits.

Physician Staffing

Revenue was $37.1 million, an increase of 84% year-over-year and 56% sequentially. Contribution income was $1.7 million, an increase from $1.4 million in the prior year and $0.8 million in the prior quarter. Total days filled were 21,335 as compared with 12,739 in the prior year and 13,219 in the prior quarter. Revenue per day filled was $1,740 as compared with $1,588 in the prior year and $1,803 in the prior quarter. The increase in revenue was primarily due to an increase in volume in several specialties. The increase in contribution income was driven by higher revenue, partially offset by higher direct costs.

Cash Flow and Balance Sheet Highlights

Cash flow provided by operations for the quarter was $4.3 million, primarily due to a slowdown in collections in the fourth quarter. For the year ended December 31, 2022, cash flow provided by operations was $134.1 million compared to cash flow used in operations of $85.6 million in the prior year.

During the fourth quarter, the Company repurchased and retired a total of 0.4 million shares of the Company's common stock for an aggregate price of $10.9 million, at an average market price of $31.23 per share. As of December 31, 2022, the Company had 36.3 million unrestricted shares outstanding and $76.2 million remaining for share repurchase. In November 2022, the Company entered into a Rule 10b5-1 repurchase plan to allow for share repurchases during the Company's blackout periods.

On October 3, 2022, the Company acquired Mint Medical Physician Staffing, LP and Lotus Medical Staffing LLC. The purchase price included $27.0 million in cash and $3.6 million in shares of the Company's common stock. The Company acquired HireUp Leadership, Inc. on December 13, 2022. The purchase price included $6.0 million in cash and $0.8 million in shares of the Company's common stock. In addition to its scheduled payments, on June 23, 2022 and October 26, 2022, the Company made optional prepayments of $50.0 million, totaling $100.0 million, on its term loan to reduce interest costs.

At December 31, 2022, the Company had $3.6 million in cash and cash equivalents and $73.9 million principal balance on its term loan, with $76.8 million of borrowings drawn under its revolving senior secured asset-based credit facility (ABL), and $18.2 million of letters of credit outstanding. As of December 31, 2022, borrowing base availability under the ABL was $300.0 million, with $205.0 million of excess availability.

Outlook for First Quarter 2023

The guidance below applies only to management’s expectations for the first quarter of 2023.

	Q1 2023 Range	Year-over-Year	Sequential
		Change	Change

Revenue	$590 million - $600 million	(25)% - (24)%	(6)% - (4)%

Adjusted EBITDA*	$44.0 million - $49.0 million	(55)% - (50)%	(23)% - (14)%

Adjusted EPS*	$0.70 - $0.80	$(1.00) - $(0.90)	$(0.39) - $(0.29)

* Refer to discussion of non-GAAP financial measures below.

The above estimates are based on current management expectations and, as such, are forward-looking and actual results may differ materially. The above ranges do not include the potential impact of any future divestitures, mergers, acquisitions, or other business combinations, changes in debt structure, or future significant share repurchases. We reaffirm our 2023 annual targets of a minimum $2.2 billion in revenue and $200 million in Adjusted EBITDA.

See accompanying non-GAAP financial measures and tables below.

INVITATION TO CONFERENCE CALL

The Company will hold its quarterly conference call on Wednesday, February 22, 2023, at 5:00 P.M. Eastern Time to discuss its fourth quarter and full year 2022 financial results. This call will be a live webcast and can be accessed on the Company's website at ir.crosscountryhealthcare.com or by dialing 888-566-1290 from anywhere in the U.S. or by dialing 773-799-3776 from non-U.S. locations - Passcode: Cross Country. A replay of the webcast will be available from February 22nd through March 8th on the Company's website and a replay of the conference call will be available by telephone by calling 800-813-5529 from anywhere in the U.S. or 203-369-3826 from non-U.S. locations - Passcode: 9863.

ABOUT CROSS COUNTRY HEALTHCARE

Cross Country Healthcare, Inc. is a leading tech-enabled workforce solutions and advisory firm with 36 years of industry experience and insight. We solve complex labor-related challenges for customers while providing high-quality outcomes and exceptional patient care. As a multi-year Best of Staffing® award winner, we are committed to an exceptionally high level of service to our clients and our homecare, education, and clinical and non-clinical healthcare professionals. Our locum tenens line of business, Cross Country Locums, has been certified by the National Committee for Quality Assurance (NCQA), the leader in healthcare accreditation, since 2001. We are the first publicly traded staffing firm to obtain The Joint Commission Certification, which we still hold with a Letter of Distinction. Cross Country Healthcare is rated as the top staffing and recruiting employer for women by InHerSights, and Certified™ by Great Place to Work®. For three consecutive years, we have received the Top Workplaces USA award from Energage and have also been recognized with the Top Workplaces Award for Diversity, Equity & Inclusion Practices and the Top Workplaces Awards for Innovation and Leadership. We have recently been awarded the Women Executive Leadership Elevate Award, recognizing gender diversity in our Boardroom. We have a history of investing in diversity, equality, and inclusion as a key component of the organization’s overall corporate social responsibility program, closely aligned with its core values to create a better future for its people, communities, and its stockholders.

Copies of this and other press releases, as well as additional information about the Company, can be accessed online at ir.crosscountryhealthcare.com. Stockholders and prospective investors can also register to automatically receive the Company's press releases, filings with the Securities and Exchange Commission (SEC), and other notices by e-mail.

NON-GAAP FINANCIAL MEASURES

This press release and the accompanying financial statement tables reference non-GAAP financial measures, such as gross profit margin, adjusted EBITDA, and adjusted EPS. Such non-GAAP financial measures are provided as additional information and should not be considered substitutes for, or superior to, financial measures calculated in accordance with U.S. GAAP. Such non-GAAP financial measures are provided for consistency and comparability to prior year results; furthermore, management believes they are useful to investors when evaluating the Company's performance as they exclude certain items that management believes are not indicative of the Company's future operating performance. Pro forma measures, if applicable, are adjusted to include the results of our acquisitions, and exclude the results of divestments, as if the transactions occurred in the beginning of the periods mentioned. Such non-GAAP financial measures may differ materially from the non-GAAP financial measures used by other companies. The financial statement tables that accompany this press release include a reconciliation of each non-GAAP financial measure to the most directly comparable U.S. GAAP financial measure and a more detailed discussion of each financial measure; as such, the financial statement tables should be read in conjunction with the presentation of these non-GAAP financial measures.

In addition, forward-looking adjusted EBITDA and adjusted EPS for fiscal 2023 exclude potential charges or gains that may be recorded during the fiscal year, including among other things, the potential impact of any future divestitures, mergers, acquisitions, or other business combinations, changes in debt structure, or future significant share repurchases. We have not attempted to provide reconciliations of such forward-looking non-GAAP earnings guidance to the comparable GAAP measure, as permitted by Item 10(e)(1)(i)(B) of Regulation S-K, because the impact and timing of these potential charges or gains is inherently uncertain and difficult to predict and is unavailable without unreasonable efforts. In addition, the Company believes such reconciliations would imply a degree of precision and certainty that could be confusing to investors. Such items could have a substantial impact on GAAP measures of our financial performance.

FORWARD LOOKING STATEMENTS

In addition to historical information, this press release contains statements relating to our future results (including certain projections and business trends) that are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Private Securities Litigation Reform Act of 1995, and are subject to the "safe harbor" created by those sections. Forward-looking statements consist of statements that are predictive in nature, depend upon or refer to future events. Words such as "expects", "anticipates", "intends", "plans", "believes", "estimates", "suggests", "appears", "seeks", "will", "could", and variations of such words and similar expressions are intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include, but are not limited to, the following: the overall macroeconomic environment, including increased inflation and interest rates, demand for the healthcare services we provide, both nationally and in the regions in which we operate, the ongoing impacts of the coronavirus pandemic on our business, financial condition, and results of operations, our ability to attract and retain qualified nurses, physicians and other healthcare personnel, costs and availability of short-term housing for our travel healthcare professionals, the functioning of our information systems, the effect of cyber security risks and cyber incidents on our business, the effect of existing or future government regulation and federal and state legislative and enforcement initiatives on our business, our customers' ability to pay us for our services, our ability to successfully implement our acquisition and development strategies, including our ability to successfully integrate acquired businesses and realize synergies from such acquisitions, the effect of liabilities and other claims asserted against us, the effect of competition in the markets we serve, our ability to successfully defend the Company, its subsidiaries, and its officers and directors on the merits of any lawsuit or determine its potential liability, if any, and other factors, including, without limitation, the risk factors set forth in Item 1A. "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2021, as filed and updated in our Quarterly Reports on Form 10-Q and other filings with the SEC. You should consult any further disclosures the Company makes on related subjects in its filings with the SEC.

Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results and readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's opinions only as of the date of this press release. There can be no assurance that (i) we have correctly measured or identified all of the factors affecting our business or the extent of these factors' likely impact, (ii) the available information with respect to these factors on which such analysis is based is complete or accurate, (iii) such analysis is correct, or (iv) our strategy, which is based in part on this analysis, will be successful. Except as may be required by law, the Company undertakes no obligation to update or revise forward-looking statements. All references to "the Company", "we", "us", "our", or "Cross Country" in this press release mean Cross Country Healthcare, Inc. and its consolidated subsidiaries.

Cross Country Healthcare, Inc.
Consolidated Statements of Operations
(Unaudited, amounts in thousands, except per share data)

	Three Months Ended			Year Ended
	December 31,	December 31,	September 30,	December 31,	December 31,
	2022	2021	2022	2022	2021

Revenue from services	$628,218	$640,679	$636,098	$2,806,609	$1,676,652
Operating expenses:
Direct operating expenses	489,276	493,529	492,553	2,178,923	1,301,653
Selling, general and administrative expenses	81,171	65,774	80,216	324,209	215,292
Bad debt expense	2,947	2,372	1,101	9,609	4,783
Depreciation and amortization	3,162	2,720	3,214	12,576	9,852
Acquisition and integration-related costs	196	83	490	726	1,068
Restructuring costs	2	239	2,493	1,861	2,630
Impairment charges	—	—	3,856	5,597	2,070
Total operating expenses	576,754	564,717	583,923	2,533,501	1,537,348
Income from operations	51,464	75,962	52,175	273,108	139,304
Other expenses (income):
Interest expense	3,515	2,817	3,498	14,391	6,866
Loss on early extinguishment of debt	1,816	—	—	3,728	—
Other income, net	(217)	(154)	(27)	(1,336)	(770)
Income before income taxes	46,350	73,299	48,704	256,325	133,208
Income tax expense (benefit)	7,559	(4,274)	13,911	67,864	1,206
Net income attributable to common stockholders	$38,791	$77,573	$34,793	$188,461	$132,002

Net income per share attributable to common stockholders - Basic	$1.06	$2.10	$0.94	$5.09	$3.60

Net income per share attributable to common stockholders - Diluted	$1.05	$2.07	$0.93	$5.02	$3.53

Weighted average common shares outstanding:
Basic	36,455	36,974	37,101	37,012	36,689
Diluted	36,926	37,736	37,492	37,536	37,392

Cross Country Healthcare, Inc.
Reconciliation of Non-GAAP Financial Measures
(Unaudited, amounts in thousands)

	Three Months Ended			Year Ended
	December 31,	December 31,	September 30,	December 31,	December 31,
	2022	2021	2022	2022	2021
Adjusted EBITDA:[a]
Net income attributable to common stockholders	$38,791	$77,573	$34,793	$188,461	$132,002
Interest expense	3,515	2,817	3,498	14,391	6,866
Income tax expense (benefit)[b]	7,559	(4,274)	13,911	67,864	1,206
Depreciation and amortization	3,162	2,720	3,214	12,576	9,852
Acquisition and integration-related costs[c]	196	83	490	726	1,068
Restructuring costs[d]	2	239	2,493	1,861	2,630
Legal settlements and fees[e]	—	12	—	—	(1,141)
Impairment charges[f]	—	—	3,856	5,597	2,070
Loss on disposal of fixed assets	19	159	—	44	219
Loss on early extinguishment of debt[g]	1,816	—	—	3,728	—
Gain on lease termination[h]	(231)	(308)	(9)	(1,325)	(542)
Other income, net	(4)	(5)	(19)	(55)	(447)
Equity compensation	2,187	1,637	1,491	7,393	6,894
Applicant tracking system costs[i]	14	280	74	455	1,376
Adjusted EBITDA[a]	$57,026	$80,933	$63,792	$301,716	$162,053
Adjusted EBITDA margin[a]	9.1%	12.6%	10.0%	10.8%	9.7%

Adjusted EPS:[j]
Numerator:
Net income attributable to common stockholders	$38,791	$77,573	$34,793	$188,461	$132,002
Non-GAAP adjustments - pretax:
Acquisition and integration-related costs[c]	196	83	490	726	1,068
Restructuring costs[d]	2	239	2,493	1,861	2,630
Legal settlements and fees[e]	—	12	—	—	(1,141)
Impairment charges[f]	—	—	3,856	5,597	2,070
Applicant tracking system costs[i]	14	280	74	455	1,376
Loss on early extinguishment of debt[g]	1,816	—	—	3,728	—
Nonrecurring income tax adjustments[k]	—	(25,188)	—	—	(23,246)
Tax impact of non-GAAP adjustments	(519)	(158)	(1,802)	(3,198)	(172)
Adjusted net income attributable to common stockholders - non-GAAP	$40,300	$52,841	$39,904	$197,630	$114,587

Denominator:
Weighted average common shares - basic, GAAP	36,455	36,974	37,101	37,012	36,689
Dilutive impact of share-based payments	471	762	391	524	703
Adjusted weighted average common shares - diluted, non-GAAP	36,926	37,736	37,492	37,536	37,392

Reconciliation:
Diluted EPS, GAAP	$1.05	$2.07	$0.93	$5.02	$3.53
Non-GAAP adjustments - pretax:
Acquisition and integration-related costs[c]	0.01	—	0.01	0.02	0.03
Restructuring costs[d]	—	—	0.07	0.05	0.06
Legal settlements and fees[e]	—	—	—	—	(0.02)
Impairment charges[f]	—	—	0.10	0.15	0.05
Applicant tracking system costs[i]	—	—	—	0.01	0.03
Loss on early extinguishment of debt[g]	0.05	—	—	0.10	—
Nonrecurring income tax adjustments[k]	—	(0.67)	—	—	(0.62)
Tax impact of non-GAAP adjustments	(0.02)	—	(0.04)	(0.08)	—
Adjusted EPS, non-GAAP[j]	$1.09	$1.40	$1.07	$5.27	$3.06

Cross Country Healthcare, Inc.
Consolidated Balance Sheets
(Unaudited, amounts in thousands)

	December 31,	December 31,
	2022	2021

Assets
Current assets:
Cash and cash equivalents	$3,604	$1,036
Accounts receivable, net	641,611	493,910
Income taxes receivable	10,915	—
Prepaid expenses	11,067	7,648
Insurance recovery receivable	7,434	5,041
Other current assets	1,042	638
Total current assets	675,673	508,273
Property and equipment, net	19,662	15,833
Operating lease right-of-use assets	3,254	7,488
Goodwill	163,268	119,490
Other intangible assets, net	44,723	48,244
Non-current deferred tax assets	7,092	11,525
Non-current insurance recovery receivable	23,058	13,998
Other non-current assets	11,109	7,958
Total assets	$947,839	$732,809

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$185,507	$109,753
Accrued compensation and benefits	72,605	65,580
Current portion of debt	—	4,176
Operating lease liabilities - current	4,132	4,090
Income tax payable	20	7,307
Current portion of earnout liability	7,500	7,500
Other current liabilities	1,876	1,364
Total current liabilities	271,640	199,770
Non-current debt, less current portion	148,735	176,366
Operating lease liabilities - non-current	4,880	10,853
Non-current accrued claims	35,881	25,314
Non-current earnout liability	18,000	9,000
Uncertain tax positions - non-current	7,646	8,994
Other non-current liabilities	3,838	4,984
Total liabilities	490,620	435,281

Commitments and contingencies

Stockholders' equity:
Common stock	4	4
Additional paid-in capital	292,876	321,552
Accumulated other comprehensive loss	(1,387)	(1,293)
Retained earnings (accumulated deficit)	165,726	(22,735)
Total stockholders' equity	457,219	297,528
Total liabilities and stockholders' equity	$947,839	$732,809

Cross Country Healthcare, Inc.
Segment Data[l]
(Unaudited, amounts in thousands)

	Three Months Ended						Year-over Year	Sequential
	December 31,	% of	December 31,	% of	September 30,	% of	% change	% change
	2022	Total	2021	Total	2022	Total	Fav (Unfav)	Fav (Unfav)

Revenue from services:
Nurse and Allied Staffing	$591,090	94%	$620,446	97%	$612,270	96%	(5)%	(3)%
Physician Staffing	37,128	6%	20,233	3%	23,828	4%	84%	56%
	$628,218	100%	$640,679	100%	$636,098	100%	(2)%	(1)%

Contribution income:[m]
Nurse and Allied Staffing	$69,941		$92,392		$77,838		(24)%	(10)%
Physician Staffing	1,686		1,428		837		18%	101%
	71,627		93,820		78,675		(24)%	(9)%

Corporate overhead[n]	16,803		14,816		16,447		(13)%	(2)%
Depreciation and amortization	3,162		2,720		3,214		(16)%	2%
Acquisition and integration-related costs[c]	196		83		490		(136)%	60%
Restructuring costs[d]	2		239		2,493		99%	100%
Impairment charges[f]	—		—		3,856		—%	100%
Income from operations	$51,464		$75,962		$52,175		(32)%	(1)%

	Year Ended						Year-over Year
	December 31,	% of	December 31,	% of			% change
	2022	Total	2021	Total			Fav (Unfav)

Revenue from services:
Nurse and Allied Staffing	$2,700,383	96%	$1,605,781	96%			68%
Physician Staffing	106,226	4%	70,871	4%			50%
	$2,806,609	100%	$1,676,652	100%			67%

Contribution income:[m]
Nurse and Allied Staffing	$355,447		$205,738				73%
Physician Staffing	5,508		4,328				27%
	360,955		210,066				72%

Corporate overhead[n]	67,087		55,142				(22)%
Depreciation and amortization	12,576		9,852				(28)%
Acquisition and integration-related costs[c]	726		1,068				32%
Restructuring costs[d]	1,861		2,630				29%
Impairment charges[f]	5,597		2,070				(170)%
Income from operations	$273,108		$139,304				96%

Cross Country Healthcare, Inc.
Summary Condensed Consolidated Statements of Cash Flows
(Unaudited, amounts in thousands)

	Three Months Ended			Year Ended
	December 31,	December 31,	September 30,	December 31,	December 31,
	2022	2021	2022	2022	2021

Net cash provided by (used in) operating activities	$4,320	$(73,365)	$140,627	$134,050	$(85,618)
Net cash used in investing activities	(37,111)	(4,686)	(2,915)	(43,874)	(34,046)
Net cash provided by (used in) financing activities	6,075	78,226	(107,661)	(87,599)	119,094
Effect of exchange rate changes on cash	—	19	(10)	(9)	6
Change in cash and cash equivalents	(26,716)	194	30,041	2,568	(564)
Cash and cash equivalents at beginning of period	30,320	842	279	1,036	1,600
Cash and cash equivalents at end of period	$3,604	$1,036	$30,320	$3,604	$1,036
Cross Country Healthcare, Inc.
Other Financial Data
(Unaudited)

	Three Months Ended			Year Ended
	December 31,	December 31,	September 30,	December 31,	December 31,
	2022	2021	2022	2022	2021

Consolidated gross profit margin[o]	22.1%	23.0%	22.6%	22.4%	22.4%

Nurse and Allied Staffing statistical data:
FTEs[p]	12,447	11,520	12,524	12,980	8,679
Average Nurse and Allied Staffing revenue per FTE per day[q]	$510	$582	$526	$565	$503

Physician Staffing statistical data:
Days filled[r]	21,335	12,739	13,219	60,038	44,169
Revenue per day filled[s]	$1,740	$1,588	$1,803	$1,769	$1,605

(a)

Adjusted EBITDA, a non-GAAP financial measure, is defined as net income (loss) attributable to common stockholders before interest expense, income tax expense (benefit), depreciation and amortization, acquisition and integration-related costs, restructuring (benefits) costs, legal settlements and fees, impairment charges, gain or loss on derivative, loss on early extinguishment of debt, gain or loss on disposal of fixed assets, gain or loss on lease termination, gain or loss on sale of business, other expense (income), net, equity compensation, and applicant tracking system costs. Adjusted EBITDA is not and should not be considered a measure of financial performance under GAAP. Management presents Adjusted EBITDA because it believes that Adjusted EBITDA is a useful supplement to net income attributable to common stockholders as an indicator of operating performance. Management uses Adjusted EBITDA for planning purposes and as one performance measure in its incentive programs for certain members of its management team. Adjusted EBITDA, as defined, closely matches the operating measure as defined by the Company's credit facilities. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by the Company's consolidated revenue.

(b)

The release of the majority of the valuation allowance on deferred tax assets as of December 31, 2021 resulted in an income tax benefit of $4.3 million for the three months ended December 31, 2021 and income tax expense of $1.2 million for the year ended December 31, 2021. The release resulted in increased income tax expense in 2022.

(c)

Acquisition and integration-related costs in 2022 included costs for legal and advisory fees for the Mint and Lotus acquisition that closed in October 2022 and the HireUp acquisition that closed in December 2022. Costs in 2021 included costs for legal and advisory fees, as well as integration costs, for the Workforce Solutions Group (WSG) acquisition that closed in the second quarter of 2021, and legal and professional fees for the Selected, Inc. (Selected) acquisition that closed in the fourth quarter of 2021.

(d)

Restructuring costs were primarily comprised of employee termination costs, lease-related exit costs, and reorganization costs as part of planned cost savings initiatives. Amounts for the year ended December 31, 2022 included a benefit associated with the early termination of the lease for one of the Company's corporate offices in the second quarter, which was previously restructured.

(e)

Legal settlements and fees included legal settlement charges as presented on the consolidated statements of operations, as well as legal fees pertaining to non-operational legal matters outside the normal course of operations, which are included in selling, general and administrative expenses. For the year ended December 31, 2021, legal settlements and fees resulted in a net benefit of $1.1 million due to a recovery in the third quarter of $1.6 million.

(f)

Impairment charges for the year ended December 31, 2022 were comprised of $3.7 million related to right-of-use assets and related property in connection with vacated leases during the year, and $1.9 million primarily related to the write-off of a discontinued IT project in the third quarter of 2022. Impairment charges for the year ended December 31, 2021 were comprised primarily of $2.0 million related to right-of-use assets and related property in connection with leases that were vacated during the second quarter.

(g)

In addition to its scheduled payments, on June 23, 2022 and October 26, 2022, the Company made optional prepayments of $50.0 million, totaling $100.0 million, to reduce interest costs, and incurred prepayment premiums of $1.0 million pursuant to the Term Loan Agreement. As a result of the early prepayments, debt issuance costs of $1.4 million and $1.3 million were written off in the second and fourth quarters of 2022, respectively. The prepayment premiums and the write-off of debt issuance costs are included as loss on early extinguishment of debt in the consolidated statements of operations.

(h)

The gain on lease termination for the year ended December 31, 2022 was primarily a result of the early termination of the lease for one of the Company's corporate offices, recognized in the second quarter of 2022.

(i)

Applicant tracking system costs were related to the Company's project to replace its legacy system supporting its travel nurse staffing business. These costs are reported in selling, general and administrative expenses on the consolidated statement of operations and included in corporate overhead in segment data.

(j)

Adjusted EPS, a non-GAAP financial measure, is defined as net income (loss) attributable to common stockholders per diluted share before the diluted EPS impact of acquisition and integration-related costs, restructuring (benefits) costs, legal settlements and fees, impairment charges, gain or loss on derivative, loss on early extinguishment of debt, gain or loss on sale of business, applicant tracking system costs, and nonrecurring income tax adjustments. Adjusted EPS is not and should not be considered a measure of financial performance under GAAP. Management presents Adjusted EPS because it believes that Adjusted EPS is a useful supplement to its reported EPS as an indicator of operating performance. Management believes it provides a more useful comparison of the Company's underlying business performance from period to period and is more representative of the future earnings capacity of the Company. Quarterly non-GAAP adjustment may vary due to rounding.

(k)

Non-recurring income tax adjustment for the year ended December 31, 2021 reflected the reversal of the majority of the valuation allowance on deferred tax assets, as well as the establishment of a valuation allowance related to a state rate change as a result of the WSG acquisition.

(l)	Segment data is provided in accordance with the Segment Reporting Topic of the Financial Accounting Standards Board Accounting Standards Codification.
(m)

Contribution income is defined as income (loss) from operations before depreciation and amortization, acquisition and integration-related costs, restructuring (benefits) costs, legal settlement charges, impairment charges, and corporate overhead. Contribution income is a financial measure used by management when assessing segment performance.

(n)	Corporate overhead includes unallocated executive leadership and other centralized corporate functional support costs such as finance, IT, legal,
(o)

Gross profit is defined as revenue from services less direct operating expenses. The Company's gross profit excludes allocated depreciation and amortization expense. Gross profit margin is calculated by dividing gross profit by revenue from services.

(p)	FTEs represent the average number of Nurse and Allied Staffing contract personnel on a full-time equivalent basis.
(q)	Average revenue per FTE per day is calculated by dividing the Nurse and Allied Staffing revenue, excluding permanent placement, per FTE by the number of days worked in the respective periods.
(r)	Days filled is calculated by dividing the total hours invoiced during the period, including an estimate for the impact of accrued revenue, by 8 hours.
(s)	Revenue per day filled is calculated by dividing revenue as reported by days filled for the period presented.

Contacts

Cross Country Healthcare, Inc.
William J. Burns, 561-237-2555
Executive Vice President & Chief Financial Officer
wburns@crosscountry.com